NEWS RELEASE

For information, contact:

Media – Susan Moore (713) 309-4645

Investors – Doug Pike (713) 309-7141

Lyondell Reports Second-Quarter 2006 Results

Highlights

•	Lyondell reports quarterly net income of $160 million, or $0.62 per share

•	Ethylene and PO segment results trend upward during the quarter

•	Refining and MTBE margins show continued strength

HOUSTON (July 27, 2006) – Lyondell Chemical Company (NYSE: LYO) today announced net income for the second quarter 2006 of $160 million, or 62 cents per share on a fully diluted basis. This compares with net income of $126 million, or 48 cents per share, for the second quarter 2005, and net income of $290 million, or $1.12 per share, for the first quarter 2006. For the first six months of 2006, net income was $450 million, or $1.74 per share on a fully diluted basis, compared with $380 million, or $1.46 per share, during the first six months of 2005.

Table 1 - Lyondell Earnings Summary

Millions of dollars except per share amounts	2Q 2006	2Q 2005	1Q 2006	1st Six Months 2006	1st Six Months 2005
Sales and other operating revenues	$5,072	$4,376	$4,757	$9,829	$8,816
Net income	160	126	290	450	380
Basic earnings per share	0.65	0.51	1.18	1.82	1.55
Diluted earnings per share (a)	0.62	0.48	1.12	1.74	1.46
Basic weighted average shares outstanding (millions)	247.4	245.9	246.9	247.1	245.2
Diluted weighted average shares outstanding (millions) (a)	260.1	259.0	259.3	259.7	259.4

(a)	Includes the dilutive effect of the convertible debentures, stock options and warrants.

Second-quarter results improved versus the second quarter 2005 as moderate declines in the chemical businesses were offset by stronger refining results. Versus the first quarter 2006, results declined primarily due to lower margins in the ethylene segment early in the second quarter. Additionally first-quarter results included the benefit of a settlement related to LCR that contributed 17 cents per share to first-quarter earnings.

Lyondell Chemical Company www.lyondell.com

“Trends in the second quarter were much as expected. Ethylene chain, refining and gasoline component results improved as the quarter progressed, and liquids reestablished their raw material advantage in U.S. ethylene production,” said Dan F. Smith, president and CEO of Lyondell Chemical Company. “Our operations have continued to be strong, and we have been able to efficiently react to changes in the raw material environment. The strength of our operating efforts is reflected not only in our financial results but also in our record safety performance during the quarter.”

OUTLOOK

The strong ethylene chain performance realized late in the second quarter is expected to continue into the third quarter. Thus far, propylene oxide chain results have been good and refining and gasoline components have continued to be strong.

“Overall, I am pleased with our performance through the first half of 2006 and with our outlook for the balance of the year. The third quarter has started out positively despite the very high cost of crude oil, which has increased by approximately 25 percent this year. This cost pressure has been offset so far by the strength in refining, gasoline components and other co-products,” added Smith.

LYONDELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

Lyondell operates in four segments: 1) Ethylene, co-products and derivatives; 2) PO and related products; 3) Inorganic chemicals; and 4) Refining, which includes Lyondell’s 58.75 percent ownership of LYONDELL-CITGO Refining LP (LCR), a joint venture with CITGO Petroleum Corp.

Ethylene, Co-products and Derivatives Segment – The primary products of this segment are ethylene, ethylene co-products (propylene, butadiene and benzene), and derivatives of ethylene (polyethylene, ethylene oxygenates and vinyl acetate monomer or VAM).

Lyondell Chemical Company www.lyondell.com	2

Table 2 – Ethylene, Co-Products & Derivatives Financial Overview (a)

Millions of dollars	2Q 2006	2Q 2005	1Q 2006	1st Six Months 2006	1st Six Months 2005
Sales and other operating revenues	$3,401	$2,849	$3,152	$6,553	$5,823
Operating income	181	200	299	480	592
EBITDA (b)	279	294	397	676	780

(a)	See Table 6 for additional segment information.
(b)	See Table 9 for reconciliations of segment EBITDA to net income of Lyondell.

2Q06 v. 1Q06 – Ethylene and ethylene derivative product sales volumes increased by approximately 60 million pounds (2 percent) versus the first quarter 2006. Quarterly average prices for ethylene and polyethylene decreased by approximately 1.5 cents and 6 cents per pound, respectively, compared with the first quarter 2006. The company’s cost-of-ethylene-production metric (COE) increased by approximately 1 cent per pound versus the first quarter. The majority of the increase is attributed to the higher priced natural-gas-based raw materials as co-product price increases substantially offset crude-oil-based raw material cost increases. Acetyls results improved by approximately $10 million, primarily due to volume and margin improvements associated with lower raw material costs.

2Q06 v. 2Q05 – Ethylene and ethylene derivative product sales volumes increased by 85 million pounds (3 percent) versus the second quarter 2005. The quarterly average prices for ethylene and polyethylene increased by approximately 10 cents and 8 cents per pound, respectively, while the average ethylene glycol price decreased by approximately 2 cents per pound compared with the second quarter 2005. The company’s COE metric increased by approximately 8 cents per pound as the cost of production from both crude-oil- and natural-gas-based raw materials increased. Lower volumes and margins in the second quarter 2006 resulted in a $10 million decline in acetyls results.

PO and Related Products Segment – The principal products of the PO and related products segment include PO, PO derivatives (propylene glycol, propylene glycol ethers, butanediol and butanediol derivatives), styrene, MTBE and toluene diisocyanate (TDI).

Lyondell Chemical Company www.lyondell.com	3

Table 3 – PO & Related Products Financial Overview (a)

Millions of dollars	2Q 2006	2Q 2005	1Q 2006	1st Six Months 2006	1st Six Months 2005
Sales and other operating revenues	$1,763	$1,557	$1,644	$3,407	$3,080
Operating income	108	127	117	225	216
EBITDA (b)	170	186	175	345	332

(a)	See Table 6 for additional segment information.
(b)	See Table 9 for a reconciliation of segment EBITDA to net income of Lyondell.

2Q06 v. 1Q06 – Overall results were relatively unchanged. MTBE results improved by approximately $45 million, despite the need to export U.S. production volumes, as raw material margins increased by 30 cents per gallon and more than offset export costs. PO and PO derivative results declined by approximately $45 million primarily due to higher raw material costs (approximately $15 million), lower aircraft deicer sales volumes (approximately 50 million pounds) and increased costs related to scheduled maintenance activity at two European plants. Styrene results declined by approximately $15 million due to increased raw material costs, while TDI results were relatively unchanged.

2Q06 v. 2Q05 – Versus the year-ago quarter, results declined by approximately $20 million. PO and PO derivatives, styrene and MTBE results declined primarily due to lower margins. TDI losses decreased due to margin improvements.

Inorganic Chemicals Segment - The principal product of the inorganic chemicals segment is titanium dioxide (TiO2).

Table 4 – Inorganic Chemicals Financial Overview (a)

Millions of dollars	2Q 2006	2Q 2005	1Q 2006	1st Six Months 2006	1st Six Months 2005
Sales and other operating revenues	$359	$342	$342	$701	$660
Operating income	5	16	20	25	37
EBITDA (b)	33	52	44	77	99

(a)	See Table 6 for additional segment information.
(b)	See Table 9 for a reconciliation of segment EBITDA to net income of Lyondell.

2Q06 v. 1Q06 – Sales volumes increased by approximately 7,000 metric tons. These improvements were offset by increased costs and lost sales opportunities primarily related to operating problems at the UK plant.

2Q06 v. 2Q05 – Sales volumes were approximately 4,000 metric tons higher than the year-ago quarter, while average sales prices were relatively unchanged. Production costs increased compared with the second quarter 2005 primarily due to increased utility and ore costs in addition to the previously mentioned production problems at the UK plant. These costs more than offset the volume and price improvements.

Lyondell Chemical Company www.lyondell.com	4

Refining Segment - Lyondell owns a 58.75 percent interest in LCR, a major refiner of heavy crude oil. This interest is accounted for by the equity method.

Table 5 - Refining Financial Overview – 100% Basis (a)

Millions of dollars	2Q 2006	2Q 2005	1Q 2006	1st Six Months 2006	1st Six Months 2005
Sales and other operating revenues	$2,411	$1,563	$2,094	$4,505	$3,099
Operating income (b)	163	37	162	325	155
EBITDA (b) (c)	194	65	193	387	211

(a)	The Refining segment information presented above represents the historical operating results of LCR on a 100% basis. See Table 6 for additional segment information.
(b)	Includes an $8 million charge for the first quarter and first six months of 2006 representing reimbursement to Lyondell of legal fees and expenses paid by Lyondell on behalf of LCR related to the settlement.
(c)	See Table 9 for a reconciliation of segment EBITDA to net income of LCR.

2Q06 v. 1Q06 – Margin and volume improvements were offset by a $35 million negative impact of scheduled catalyst changes and a $20 million charge related to property taxes and a mid-year change in Texas tax laws. The total crude processing rate averaged 271,000 barrels per day, a 10,000 barrel-per-day increase versus first quarter 2006. Results improved by approximately $15 million due to the increased rates. Venezuelan contract crude volumes averaged 227,000 barrels per day.

2Q06 v. 2Q05 – Results in 2006 were higher due to a combination of volume and margin improvements. Total crude processing rates increased by 79,000 barrels per day versus the second quarter of 2005, when rates were reduced due to a combination of planned maintenance and unplanned downtime. The second quarter 2005 events impacted results by an estimated $80 million while, as previously mentioned, the impact of the 2006 catalyst changes was approximately $35 million. Operating and administrative costs increased by approximately $25 million, including the previously mentioned tax increases.

Cash Distributions and Debt Reduction

LCR to Lyondell Chemical Company - During the second quarter 2006, LCR made a net distribution of $33 million to Lyondell Chemical Company.

Lyondell Chemical Company www.lyondell.com	5

Equistar to Lyondell Chemical Company and Millennium – During the second quarter 2006, Lyondell Chemical Company received $71 million of distributions from Equistar. Millennium received $29 million from Equistar during the second quarter 2006.

Millennium to Lyondell Chemical Company - There were no dividends paid by Millennium to Lyondell Chemical Company during the second quarter 2006.

Debt Reduction – No additional voluntary debt reductions were made during the second quarter.

Receivable Facility Program Utilization – As of June 30, 2006, Lyondell’s receivable facility was utilized at $75 million and Equistar’s receivable facility was utilized at $200 million.

CONFERENCE CALL

Lyondell will host a conference call today, July 27, 2006, at 11:30 a.m. Eastern Time (ET). Participating on the call will be: Dan F. Smith, President and CEO; Morris Gelb, Executive Vice President and COO; T. Kevin DeNicola, Senior Vice President and CFO; and Doug Pike, Vice President of Investor Relations. The dial-in numbers are 888-391-2385 (U.S. – toll free) and 517-645-6239 (international). The passcode for each is Lyondell. The call will be broadcast live on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

A replay of the call will be available from 1:30 p.m. ET July 27 to 6 p.m. ET on August 3. The dial-in numbers are 866-402-3767 (U.S.) and 203-369-0554 (international). The passcode for each is 5549. Web replay will be available at 2:30 p.m. ET July 27, 2006, on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

Reconciliations of non-GAAP financial measures to GAAP financial measures, together with any other applicable disclosures, including this earnings release, will be available at 11:30 a.m. ET July 27 at www.lyondell.com/earnings.

Lyondell Chemical Company www.lyondell.com	6

ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline-blending components. The company has a 58.75 percent interest in LYONDELL-CITGO Refining LP, a refiner of heavy, high-sulfur crude oil. Millennium Chemicals Inc. and Equistar Chemicals, LP are wholly owned subsidiaries of Lyondell. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, availability, cost and price volatility of raw materials and utilities; supply/demand balances; industry production capacities and operating rates; uncertainties associated with the U.S. and worldwide economies; legal, tax and environmental proceedings; cyclical nature of the chemical and refining industries; operating interruptions; current and potential governmental regulatory actions; terrorist acts; international political unrest; competitive products and pricing; risks of doing business outside of the U.S.; access to capital markets; technological developments; Lyondell’s ability to implement its business strategies; and other risk factors. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell, Equistar and Millennium Annual Reports on Form 10-K for the year ended December 31, 2005, Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2006, which will be filed with the SEC in August 2006.

###

SOURCE: Lyondell Chemical Company; Equistar Chemicals, LP; Millennium Chemicals Inc.

Lyondell Chemical Company www.lyondell.com	7

Table 6 - Selected Unaudited Segment Financial Information (a)

	For the three months ended			For the six months ended
	June 30,		March 31 2006	June 30,
(Millions of dollars)	2006	2005		2006	2005
Sales and other operating revenues: (b)
Ethylene, Co-Products & Derivatives	$3,401	$2,849	$3,152	$6,553	$5,823
PO & Related Products	1,763	1,557	1,644	3,407	3,080
Inorganic Chemicals	359	342	342	701	660
Refining	2,411	1,563	2,094	4,505	3,099

Operating income:
Ethylene, Co-Products & Derivatives	$181	$200	$299	$480	$592
PO & Related Products	108	127	117	225	216
Inorganic Chemicals	5	16	20	25	37
Refining (c)	163	37	162	325	155

Depreciation and amortization:
Ethylene, Co-Products & Derivatives	$96	$96	$98	$194	$191
PO & Related Products	59	60	56	115	118
Inorganic Chemicals	25	26	24	49	50
Refining	31	28	31	62	56

EBITDA: (d)
Ethylene, Co-Products & Derivatives	$279	$294	$397	$676	$780
PO & Related Products	170	186	175	345	332
Inorganic Chemicals	33	52	44	77	99
Refining (c)	194	65	193	387	211

Capital expenditures:
Ethylene, Co-Products & Derivatives	$43	$32	$23	$66	$69
PO & Related Products	18	11	15	33	22
Inorganic Chemicals	13	14	10	23	19
Refining	49	49	60	109	83

(a)	See Table 8 for a reconciliation of segment information for the three months and six months ended June 30, 2006 and 2005 and for the three months ended March 31, 2006 to consolidated Lyondell financial information. The Refining information presented above represents operating results of LCR on a 100% basis. See Tables 20 through 22 for additional LCR financial information.
(b)	Sales include sales to affiliates and intersegment sales.
(c)	Includes an $8 million charge for the three months ended March 31, 2006 and six months ended June 30, 2006 representing reimbursement to Lyondell of legal fees and expenses paid by Lyondell on behalf of LCR related to the settlement.
(d)	See Table 9 for reconciliation of segment EBITDA to net income.

Table 7 - Selected Segment Sales Volumes (a) (b)

	For the three months ended			For the six months ended
	June 30,		March 31 2006	June 30,
	2006	2005		2006	2005
Ethylene, Co-Products and Derivatives (in millions)
Ethylene and derivatives (pounds)	2,930	2,845	2,871	5,801	5,753
Polyethylene included above (pounds)	1,489	1,341	1,333	2,822	2,678
Co-products, nonaromatic (pounds)	2,154	1,862	1,966	4,120	3,896
Aromatics (gallons)	88	107	89	177	209

PO and Related Products (in millions)
PO and derivatives (pounds)	763	731	834	1,597	1,615
Co-products:
Styrene monomer (pounds)	1,031	1,045	982	2,013	2,027
MTBE and other TBA derivatives (gallons)	290	297	297	587	580

Inorganic Chemicals (thousand metric tons)
TiO2	158	154	151	309	296

Refined products (thousand barrels per day)
Gasoline	116	110	113	114	113
Diesel and heating oil	82	85	105	94	86
Jet fuel	11	8	10	10	14
Aromatics	7	10	8	7	9
Other refined products	118	70	114	117	80

Total refined products volumes	334	283	350	342	302

Refinery Runs
Crude processing rates (thousand barrels per day)
Crude Supply Agreement	227	165	221	224	192
Other crude oil	44	28	40	42	35

Total crude oil	271	193	261	266	227

(a)	The Refining information presented above represents the historical operating results of LCR on a 100% basis.
(b)	Sales volumes include sales to affiliates and intersegment sales.

Table 8 - Reconciliation of Segment Information to Consolidated Lyondell Financial Information

(Millions of dollars)	Sales and other operating revenues	Operating income (loss)	Depreciation and amortization	Capital expenditures
For the three months ended June 30, 2006:

Segment Data
Ethylene, Co-Products & Derivatives	$3,401	$181	$96	$43
PO & Related Products	1,763	108	59	18
Inorganic Chemicals	359	5	25	13
Other (a)	(451)	(1)	1	2

Total	$5,072	$293	$181	$76

For the three months ended June 30, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$2,849	$200	$96	$32
PO & Related Products	1,557	127	60	11
Inorganic Chemicals	342	16	26	14
Other (a)	(372)	(4)	3	—

Total	$4,376	$339	$185	$57

For the three months ended March 31, 2006:

Segment Data
Ethylene, Co-Products & Derivatives	$3,152	$299	$98	$23
PO & Related Products	1,644	117	56	15
Inorganic Chemicals	342	20	24	10
Other (a)	(381)	(4)	3	—

Total	$4,757	$432	$181	$48

For the six months ended June 30, 2006:

Segment Data
Ethylene, Co-Products & Derivatives	$6,553	$480	$194	$66
PO & Related Products	3,407	225	115	33
Inorganic Chemicals	701	25	49	23
Other (a)	(832)	(5)	4	2

Total	$9,829	$725	$362	$124

For the six months ended June 30, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$5,823	$592	$191	$69
PO & Related Products	3,080	216	118	22
Inorganic Chemicals	660	37	50	19
Other (a)	(747)	(5)	4	2

Total	$8,816	$840	$363	$112

(a)	Includes elimination of intersegment transactions and items not allocated to segments.

Table 9 - Reconciliation of Segment EBITDA to Net Income

	For the three months ended			For the six months ended
	June 30,		March 31 2006	June 30,
(Millions of dollars)	2006	2005		2006	2005
LYONDELL
Segment EBITDA:
Ethylene, Co-Products & Derivatives	$279	$294	$397	$676	$780
PO & Related Products	170	186	175	345	332
Inorganic Chemicals	33	52	44	77	99
Other	—	(2)	72	72	(1)
Add:
Income from equity investment in LCR	86	19	91	177	86
Deduct:
Depreciation and amortization	(181)	(185)	(181)	(362)	(363)
Interest expense, net	(125)	(155)	(128)	(253)	(313)
Provision for income taxes	(98)	(71)	(178)	(276)	(214)
Charges related to impairment of assets	(4)	(3)	(2)	(6)	(5)
Debt prepayment premiums and charges	—	(9)	—	—	(21)

Lyondell net income	$160	$126	$290	$450	$380

Refining EBITDA (a)	$194	$65	$193	$387	$211
Deduct:
Depreciation and amortization	(31)	(28)	(31)	(62)	(56)
Interest expense, net	(12)	(9)	(11)	(23)	(17)
Income taxes	(8)	—	—	(8)	—

LCR net income	$143	$28	$151	$294	$138

(a)	The Refining information presented represents the historical operating results of LCR on a 100% basis. See Table 20 for additional LCR financial information.

Table	10 - Lyondell Unaudited Income Statement Information

	For the three months ended			For the six months ended
	June 30,		March 31 2006	June 30,
(Millions of dollars, except per share data)	2006	2005		2006	2005
Sales and other operating revenues	$5,072	$4,376	$4,757	$9,829	$8,816
Cost of sales	4,586	3,879	4,171	8,757	7,663
Selling, general and administrative expenses	169	136	131	300	268
Research and development expenses	24	22	23	47	45

Operating income	293	339	432	725	840
Income from equity investment in LCR	86	19	91	177	86
Income (loss) from other equity investments	3	(1)	(1)	2	—
Interest expense, net	(125)	(155)	(128)	(253)	(313)
Other income (expense), net	1	(5)	74	75	(19)

Income before income taxes	258	197	468	726	594
Provision for income taxes	98	71	178	276	214

Net income	$160	$126	$290	$450	$380

Basic earnings per share:	$0.65	$0.51	$1.18	$1.82	$1.55

Diluted earnings per share:	$0.62	$0.48	$1.12	$1.74	$1.46

Weighted average shares (in millions):
Basic	247.4	245.9	246.9	247.1	245.2

Diluted	260.1	259.0	259.3	259.7	259.4

Table 11 - Lyondell Unaudited Cash Flow Information (a)

	For the six months ended June 30,
(Millions of dollars)	2006	2005
Net income	$450	$380
Adjustments:
Depreciation and amortization	362	363
Equity investments -
Amounts included in net income	(179)	(86)
Distributions of earnings	122	86
Deferred income taxes	102	161
Debt prepayment charges and premiums	—	21
Changes in assets and liabilities:
Accounts receivable	(234)	(139)
Inventories	(46)	(177)
Accounts payable	109	128
Other, net	(248)	(91)

Cash provided by operating activities	438	646

Expenditures for property, plant and equipment	(124)	(112)
Distributions from affiliates in excess of earnings	—	51
Contributions and advances to affiliates	(57)	(51)
Other	6	3

Cash used in investing activities	(175)	(109)

Repayment of long-term debt (a)	(449)	(547)
Issuance of long-term debt	13	—
Dividends paid	(111)	(111)
Proceeds from stock option exercises	9	43
Other	(2)	(4)

Cash used in financing activities	(540)	(619)

Effect of exchange rate changes on cash	4	(9)

Decrease in cash and cash equivalents	$(273)	$(91)

(a)	Includes prepayment premiums in the six months ended June 30, 2006 and 2005 of $9 million and $17 million, respectively.

Table 12 - Lyondell Unaudited Balance Sheet Information

(Millions of dollars)	June 30, 2006	December 31, 2005
Cash and cash equivalents	$320	$593
Accounts receivable, net	1,971	1,677
Inventories	1,739	1,657
Prepaid expenses and other current assets	138	176
Deferred tax assets	257	198

Total current assets	4,425	4,301
Property, plant and equipment, net	6,487	6,530
Investments and long-term receivables:
Investment in PO joint ventures	785	776
Investment in and receivable from LCR	289	186
Other investments and long-term receivables	117	114
Goodwill, net	2,135	2,245
Other assets, net	790	828

Total assets	$15,028	$14,980

Current maturities of long-term debt	$870	$319
Accounts payable	1,607	1,453
Accrued liabilities	700	797

Total current liabilities	3,177	2,569
Long-term debt	4,966	5,974
Other liabilities	1,666	1,786
Deferred income taxes	1,584	1,463
Minority interest	167	180
Stockholders’ equity (247,856,254 and 247,050,234 shares outstanding at June 30, 2006 and December 31, 2005, respectively)	3,468	3,008

Total liabilities and stockholders’ equity	$15,028	$14,980

Table	13 - Lyondell Selected Equity Investment Activity

(Millions of dollars)	For the six months ended June 30, 2006	For the twelve months ended December 31, 2005
Investment in LCR, beginning of period	$(90)	$(37)
Lyondell’s share of LCR net income	177	123
Cash distributions from LCR	(122)	(303)
Cash contributions to LCR	42	128
Other	—	(1)

Investment in LCR, end of period	$7	$(90)

	June 30, 2006	December 31, 2005
Investment in and receivable from LCR
Investment in LCR	$7	$(90)
LCR note receivable	229	229
LCR interest receivable	53	47

Total	$289	$186

Tables 14 through 22 represent additional financial information on a 100% basis for Equistar, Millennium and LCR.

Table 14 - Equistar Unaudited Income Statement Information (a)

	For the three months ended			For the six months ended
	June 30,		March 31 2006	June 30,
(Millions of dollars)	2006	2005		2006	2005
Sales and other operating revenues (b)	$3,278	$2,700	$3,036	$6,314	$5,561
Cost of sales	3,028	2,447	2,670	5,698	4,864
Selling, general and administrative expenses	61	48	48	109	98
Research and development expenses	9	9	8	17	17

Operating income	180	196	310	490	582
Interest expense, net	(52)	(54)	(53)	(105)	(108)
Other expense	—	—	(1)	(1)	—

Net income (c)	$128	$142	$256	$384	$474

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.
(b)	Sales and other operating revenues include sales to affiliates.
(c)	As a partnership, Equistar is not subject to federal income taxes.

Table 15 - Equistar Unaudited Balance Sheet Information (a)

(Millions of dollars)	June 30, 2006	December 31, 2005
Cash and cash equivalents	$132	$215
Accounts receivable, net	1,158	924
Inventories	713	657
Prepaid expenses and other current assets	45	53

Total current assets	2,048	1,849
Property, plant and equipment, net	2,999	3,063
Investments	61	58
Other assets, net	316	350

Total assets	$5,424	$5,320

Current maturities of long-term debt	$—	$150
Accounts payable	940	735
Accrued liabilities	245	275

Total current liabilities	1,185	1,160
Long-term debt	2,160	2,161
Other liabilities and deferred revenues	412	416
Partners’ capital	1,667	1,583

Total liabilities and partners’ capital	$5,424	$5,320

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 16 - Equistar Unaudited Cash Flow Information (a)

	For the six months ended June 30,
(Millions of dollars)	2006	2005
Net income	$384	$474
Adjustments:
Depreciation and amortization	164	159
Changes in assets and liabilities:
Accounts receivable	(232)	(68)
Inventories	(56)	(67)
Accounts payable	204	112
Other, net	(37)	(39)

Cash provided by operating activities	427	571

Expenditures for property, plant and equipment	(63)	(69)
Proceeds from sale of asset	2	3

Cash used in investing activities	(61)	(66)

Repayment of long-term debt	(150)	(1)
Distributions to owners	(300)	(475)
Other	1	—

Cash used in financing activities	(449)	(476)

Increase (decrease) in cash and cash equivalents	$(83)	$29

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 17 - Millennium Unaudited Income Statement Information (a)

	For the three months ended			For the six months ended
	June 30,		March 31 2006	June 30,
(Millions of dollars)	2006	2005		2006	2005
Sales and other operating revenues (b)	$509	$515	$484	$993	$968
Cost of sales	445	424	438	883	789
Selling, general and administrative expenses	44	45	36	80	88
Research and development expenses	7	6	6	13	12
Asset impairments	4	3	2	6	5

Operating income	9	37	2	11	74
Interest income (expense), net (c)	28	(25)	(32)	(4)	(49)
Other income (expense), net	1	5	(9)	(8)	(4)

Income (loss) before equity investment, minority interest and income taxes	38	17	(39)	(1)	21
Income from equity investment in Equistar	38	42	75	113	140

Income before income taxes and minority interest	76	59	36	112	161
Provision for (benefit from) income taxes	(39)	20	2	(37)	57

Income before minority interest	115	39	34	149	104
Minority interest	(1)	(1)	(1)	(2)	(2)

Net income	$114	$38	$33	$147	$102

(a)	Represents information for Millennium on a stand-alone basis and does not reflect purchase accounting adjustments.
(b)	Sales and other operating revenues include sales to affiliates.
(c)	Interest income (expense), net, for the three and six months ended June 30, 2006 included net credits of $49 million and $31 million, respectively, and a charge of $18 million in the three months ended March 31, 2006 related to prior years’ income tax issues.

Table 18 - Millennium Unaudited Balance Sheet Information (a)

(Millions of dollars)	June 30, 2006	December 31, 2005

Cash and cash equivalents	$100	$279
Accounts receivable, net	389	361
Inventories	412	429
Prepaid expenses and other current assets	56	64
Deferred tax assets	92	15

Total current assets	1,049	1,148
Property, plant and equipment, net	651	647
Investments in Equistar	488	464
Goodwill	104	104
Other assets, net	106	110

Total assets	$2,398	$2,473

Current maturities of long-term debt	$21	$169
Accounts payable	350	367
Accrued liabilities	149	156

Total current liabilities	520	692
Long-term debt	883	966
Other liabilities	620	644
Deferred income taxes	196	167
Minority interest	46	42
Stockholder’s equity (deficit)
(100,000,000 shares authorized; 66,135,186 shares outstanding at June 30, 2006 and December 31, 2005)	133	(38)

Total liabilities and stockholder’s equity	$2,398	$2,473

(a)	Represents information for Millennium on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 19 - Millennium Unaudited Cash Flow Information (a)

	For the six months ended June 30,
(Millions of dollars)	2006	2005
Net income	$147	$102
Adjustments:
Asset impairments	6	5
Depreciation and amortization	53	53
Debt prepayment charges and premiums	7	1
Deferred income taxes	(43)	7
Equity investment in Equistar -
Amounts included in net income	(113)	(140)
Distributions of earnings	89	140
Changes in assets and liabilities:
Accounts receivable	(21)	(30)
Inventories	27	(75)
Accounts payable	(20)	25
Other, net	(49)	(8)

Cash provided by operating activities	83	80

Expenditures for property, plant and equipment	(28)	(21)
Proceeds from sales of assets	1	—

Cash used in investing activities	(27)	(21)

Repayment of long-term debt	(247)	(29)
Issuance of long-term debt	13	3
Contribution from Lyondell	—	6
Other	(3)	(3)

Cash used in financing activities	(237)	(23)

Effect of exchange rate changes on cash	2	(5)

Increase (decrease) in cash and cash equivalents	$(179)	$31

(a)	Represents information for Millennium on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 20 - LCR Unaudited Income Statement Information

	For the three months ended			For the six months ended
	June 30,		March 31 2006	June 30,
(Millions of dollars)	2006	2005		2006	2005
Sales and other operating revenues (a)	$2,411	$1,563	$2,094	$4,505	$3,099
Cost of sales	2,232	1,515	1,915	4,147	2,921
Selling, general and administrative expenses	16	11	17	33	23

Operating income	163	37	162	325	155
Interest expense, net	(12)	(9)	(11)	(23)	(17)

Income before income taxes	151	28	151	302	138
Provision for income taxes (b)	8	—	—	8	—

Net income	$143	$28	$151	$294	$138

EBITDA (c)	$194	$65	$193	$387	$211

(a)	Sales and other operating revenues include sales to affiliates.
(b)	Amounts reflected represent Texas state income tax. As a partnership, LCR is not subject to federal income taxes.
(c)	See Table 9 for reconciliation of LCR’s net income to EBITDA.

Table 21 - LCR Unaudited Balance Sheet Information

(Millions of dollars)	June 30, 2006	December 31, 2005

Total current assets	$576	$418
Property, plant and equipment, net	1,386	1,328
Other assets, net	95	86

Total assets	$2,057	$1,832

Current maturities of long-term debt	$441	$5
Other current liabilities	981	800
Long-term debt	—	439
Loans payable to partners	264	264
Other liabilities	125	113
Partners’ capital	246	211

Total liabilities and partners’ capital	$2,057	$1,832

Table 22 - LCR Unaudited Cash Flow Information

	For the six months ended June 30,
(Millions of dollars)	2006	2005
Cash flow from operations	$337	$163
Capital expenditures	109	83
Depreciation and amortization	62	56